Exhibit 1 to Item 77Q3

  DISCLOSURES REQUIRED PURSUANT TO SUBPARAGRAPHS (a)(i) AND (ii) OF ITEM 77Q3

1. In accordance with the requirements of Item 77Q3(a)(i), Registrant states that its "disclosure controls and procedures," as defined in Rule 30a-2(c) under the Investment Company Act of 1940, as amended, adequately ensure that information required to be disclosed by Registrant in the reports that it files or submits under the Securities Exchange Act of 1934 is (1) recorded, processed, summarized, and reported within the time periods specified by the rules and forms of the Securities and Exchange Commission, and (2) accumulated and communicated to Registrant's management, including its principal executive officer to allow timely decisions regarding required disclosure.

2. In accordance with the requirements of Item 77Q3(a)(ii), Registrant states that there were no significant changes in its internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.